6

                         SALES REPRESENTATION AGREEMENT


SALES REPRESENTATION AGREEMENT is made and entered into as of MARCH 1. 2002, by and between HAND INNOVATIONS, INC., a Florida corporation (hereinafter "the Company"); and OJI Surgical Incorporated/Harry Kraus (hereinafter "Sales Representative").

WITNESSETH:

1. The Company is in the business of manufacturing medical devices and products for sales to physicians, hospitals, medical clinics and others.

2. The Sales Representative wishes to sell on a commission basis for the Company its products.

3. The Company hereby appoints the Sales Representative as an authorized sales representative of the Company's products.

4. The term of this Agreement is a effective as of the effective date written above and shall continue for a period up to one (1) year, ending on December 31, 2002. Thereafter, it shall automatically renew for an additional one (1) year period. Notwithstanding the term of this Agreement, either party may terminate this Agreement upon thirty (30) days' written notice to the other party.

5. The Sales Representative will be the exclusive sales representative for the Company's products in the territory depicted in Addendum A. The Sales Representative shall not sell, attempt to sell or solicit business from any customers located outside of the exclusive territory without the prior written consent of the Company.

6. During the term of this Agreement, the Sales Representative shall use its best efforts to sell the Company's products at the prices, terms and conditions that shall be established by the Company. All sales shall be on forms provided or approved by the Company. No sales orders shall be effective unless approved in writing by the Company. The Sales Representative shall forward all sales orders to the Company for approval within twenty-four (24) hours of completion.

7. The Sales Representative shall use and employ only such sales and promotional materials as shall be provided or approved by the Company. The Sales Representative shall not make any representation, warranty or guarantee regarding the Company's products or services or alter, enlarge or limit any order without the express written consent of the Company. The Company shall approve all returns in writing.

8. The Sales Representative shall service each account and customer in its territory and shall cooperate with the Company in the promotion of the Company's products. The Sales Representative shall notify the Company immediately upon receiving any complaint or return request from any customer.


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9. The Sales Representative shall receive commissions as outlined in Addendum B, on all sales revenues received by the Company FROM the sales by the Sales Representative of the Company's products, excluding any charges for sales tax, freight or delivery, Commissions shall be paid by the Company to the Sales Representative on or before the 20th day of each month, based upon revenues billed by the Company during the preceding calendar month, less all returns, rebates or other allowances granted customers of the Sales Representative during said calendar month. The Company shall be solely responsible for collection of revenue; however, at the Company's request, the Sales Representative shall assist the Company in collection of accounts receivable from the Sales Representative's customers. The Company, in its sole and absolute discretion, shall approve all sales on credit to each customer and elect to have any of its products sold to any customer on a C.O.D. basis. The Sales Representative shall, upon request of the Company, secure from any customer such credit information as the Company may request from time to time.

10. Every month following the initiation of this Agreement, the Company shall provide the Sales Representative with a report showing all sales, revenues, commissions and other pertinent information relating to the Sales
Representative's customers.

11. The Company shall notify the Sales Representative of any customer complaints received; and upon request of the Company, the Sales Representative shall respond to any said complaints and report to the Company the nature of the complaint and its resolution.

12. The Company shall be solely responsible for design, development, production and furnishing of its products. The Company shall secure such patents, trademarks, service marks or other intellectual property protection, as the Company deems necessary in its sole discretion. The Company shall indemnify and hold the Sales Representative harmless against any and all claims whatsoever made against the Sales Representative by any party alleging infringement of patents, trademarks or service marks resulting from the sale by the Sales Representative of any of the Company's products, or arising from any warranty claims or product liability claims asserted the Sales Representative, so long as the Sales Representative is not at fault for any such claims.

13. The Company shall from time to time, furnish the Sales Representative product samples, consignment inventory, catalogs, marketing of promotional literature and other material, which the Company in its sole discretion, deems necessary for the promotion and sale of its products. Upon termination of this Agreement, the Sales Representative shall return to the Company any and all such materials, which remain in its possession within ten (10) business days.

14. Any product, which the Sales Representative obtains for delivery to its customers, shall be at the sole risk of the Sales Representative and it shall be responsible for any damage or destruction of such products.

15. The Sales Representative shall not assign this Agreement. This Agreement may be assigned by the Company to any of its affiliates, subsidiaries, parents, successors or other assigns.

16. The Sales Representative is acting as an independent contractor and is not and shall not hold itself out as a partner, joint venturor, investor, shareholder, affiliate or in the case of an individual, an officer, director or employee of the Company. The Sales Representative shall be solely responsible for payment of all federal and state taxes arising from its activities, including, but not limited to, all income and payroll taxes for itself and its employees. The Sales Representative shall indemnify and hold the Company harmless from and against any and all claims of whatever kind and nature asserted against the Company which arise out of any warranty, representation or action made or undertaken by the Sales Representative which is outside the purview of this Agreement and/or is not approved by the Company.



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17. Sales Representative agrees that it shall (i) take reasonable steps to protect the Confidential Information (as defined below) of the Company, using methods at least substantially equivalent to the steps it takes to protect its own proprietary information, but not less than a reasonable standard, during the Term of the Agreement and for a period of one (1) year following expiration and termination of this Agreement and (ii) prevent the duplication or disclosure of Confidential Information, other than by or to its employees who must have access to the Confidential Information to perform Sales Representative's obligations hereunder, provided that Sales Representative shall make its employees aware of the restrictions of this section.

18. For purposes of this Agreement, "Confidential Information" means all confidential and proprietary information of the Company, including, without limitation, information relating to: the business; trade secret information; client, investor, customer and supplier lists, and contracts or arrangements; financial information (including financial statements, budgets and projections); market research and development procedures, processes, techniques, plans and results (including inconclusive results); all information which may be included by the party in any patent, trademark or copyright application or amendment thereof or defense or litigation with respect thereto; design, manufacturing, marketing, licensing and distribution strategies, plans or projections; investment or acquisition opportunities, plans or strategies; product composition pricing information or policies; royalty or licensing arrangements computer software, passwords, programs or data; and all other business related information which has not been publicly disclosed by the Company, whether such information is in written, graphic, recorded electronic, photographic, data or any machine readable form or is orally conveyed to or developed by the Company; provided that Confidential Information shall not include information which: (i) at the time of disclosure is generally known in the business and industry in which the Company is engaged; or (ii) after disclosure is published or otherwise becomes generally known in such business or industry through no fault of the Sales Representative.

19.  [intentionally omitted]

20. The Sales Representative recognizes and acknowledges that in the event of a breach or default of the terms and conditions of this Agreement, the damages to the Company may be impossible to ascertain and such party shall not have an adequate remedy at law, in the event of any such breach of default in the performance of the terms and provisions of this Agreement, including, but not limited to, a breach of paragraph 17 - 19, the Company shall be entitled to institute and prosecute the proceedings in any court of competent jurisdiction, either at law or in equity, and without the necessary to post a bond or prove special damages, to enforce the specific performance of the terms and conditions of this Agreement, and/or to obtain damages. Such remedies shall however be cumulative and nonexclusive and shall be in addition to any other remedies, which the Company may have under this Agreement of law. By signature below the Sales Representative and Associate Sales Representative (s) agree to be personally bound by the provisions of paragraph 17-22 of this Agreement.

21. In the event of any litigation arising out of or related to this agreement, the prevailing party shall be entitled to all cost of litigation, including any reasonable attorney's fees at both the trial and appellate levels.

22. The laws of the State of Florida shall govern this Agreement. This Agreement shall be considered to have been entered into at Miami, Florida. Sales Representative consents to the jurisdiction of all state and federal courts located in Miami-Dade County, Florida.



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23. This Agreement contains the entire agreement between the parties and shall not be modified or amended, except by writing signed by both parties.


IN WITNESS WHEREOF, the parties have signed and sealed this Agreement effective the date and year first above written.

Company:

HAND INNOVATIONS  INC., a Florida corporation

By:
V.P. of Sales & Marketing


Sales Representative (s):

1.                                                              2.
Harry Kraus

Associate Safes Representative (s):

1.                                                              2.
3.                                                              4.

                     Sales Representative Business Address:

                                   Harry Kraus
                               0JI Surgical, Inc.
                            6327-C SW Capital Highway
                             Portland, Oregon 97201
                                  503-870-0315
                                  503-799-6756







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                                   ADDENDUM A

GEOGRAPHICAL LISTING

Oregon

Southwest Washington:  Clark &Cowlitz Counties only









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                                   ADDENDUM B

                              COMMISSION STRUCTURE

                                    PRODUCTS

                   "Metacarpal Intramedullary Fixation System"
                         "Distal Radius Fracture Plate"

                             ITEM SOLD AT LIST PRICE

        Sales Representative commission 22% on all devices listed above.







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